SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RELIANCE STEEL & ALUMINUM CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS To Be Held May 17, 2006
INFORMATION CONCERNING PROXY
INFORMATION CONCERNING RELIANCE’S SECURITIES
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSALS ELECTION OF DIRECTORS
AMENDED AND RESTATED STOCK OPTION AND RESTRICTED STOCK PLAN
MANAGEMENT
AUDIT COMMITTEE REPORT
COMPENSATION AND STOCK OPTION COMMITTEE REPORT
EXECUTIVE COMPENSATION
PERFORMANCE GRAPHS
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

RELIANCE STEEL & ALUMINUM CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 17, 2006

To the Shareholders of
Reliance Steel & Aluminum Co.:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of Reliance Steel & Aluminum Co. (“Reliance” or “Company”) will be held on Wednesday, May 17, 2006, at 10:00 a.m., California time, at the City Club on Bunker Hill, 333 South Grand Avenue, 54th Floor, Wells Fargo Center, Los Angeles, California 90071, for the following purposes:

1. To elect five directors to serve for two years and until their successors have been duly elected and qualified. The nominees for election to the Board are Joe D. Crider, Thomas W. Gimbel, David H. Hannah, Mark V. Kaminski, and Gregg J. Mollins.

2. To ratify and approve the Amended and Restated Stock Option and Restricted Stock Plan to allow the Board of Directors to grant either stock options or restricted stock to key employees and to make the expiration date of any stock options subsequently granted up to ten years from the date of grant.

3. To ratify Ernst & Young LLP as our independent registered public accounting firm to perform the annual audit of our 2006 financial statements.

4. To transact such other business as may properly come before the Annual Meeting or adjournments thereof.
      Only holders of shares of record on the books of Reliance at the close of business on April 7, 2006 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. You may continue to trade in our Common Stock during the solicitation period.
      We have enclosed a Proxy Statement and a proxy in card form with this Notice. Next year we expect to be able to deliver the Proxy Statement and proxy card electronically. All shareholders are invited to attend the Annual Meeting. To make it easier, you may vote on the Internet or by telephone. The instructions attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed envelope to which no postage need be affixed if it is mailed in the United States. Even if you give such proxy, you have the right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

Yvette M. Schiotis
Secretary
Los Angeles, California
April 14, 2006

RELIANCE STEEL & ALUMINUM CO.
350 South Grand Avenue
Suite 5100
Los Angeles, California 90071

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 17, 2006
      We are furnishing this statement because the Board of Directors of Reliance Steel & Aluminum Co. is soliciting proxies for use at the Annual Meeting of Reliance shareholders to be held at the City Club on Bunker Hill, 333 South Grand Avenue, 54th Floor, Wells Fargo Center, Los Angeles, California 90071, on Wednesday, May 17, 2006 at 10:00 a.m., California time, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.
INFORMATION CONCERNING PROXY
      The Board of Directors selected the persons named as proxyholders to vote the shares of Common Stock represented by the proxies at the Annual Meeting. Reliance will pay the cost to solicit the proxies. The Board of Directors will solicit proxies by mail, by telephone, and electronically via the Internet. In addition, certain of our officers and agents may solicit proxies by telephone, telegraph, and personal interview (the cost of which will be nominal). We expect that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners and obtain authorizations to execute proxies. We will reimburse the out-of-pocket expenses they incur to forward the proxy materials.
      We intend to present at the Annual Meeting only the following matters: (1) the election of five directors to serve for the ensuing two years and until their successors are duly elected, (2) an Amended and Restated Stock Option and Restricted Stock Plan to provide for (i) annual grants of incentive or non-qualified stock options or shares of restricted stock and (ii) an expiration date for the stock options subsequently granted that is up to ten years from the date of grant of an option and (3) the ratification of the Audit Committee’s and the Board’s selection of Ernst & Young LLP as our independent registered public accounting firm to perform the annual audit of our 2006 financial statements. Unless you instruct us otherwise on the proxy, each proxy will be voted FOR the election of all of the five nominees named herein as directors, FOR the Amended and Restated Stock Option and Restricted Stock Plan and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2006. If other matters properly come before the meeting, including but not limited to, any matter for which we did not receive notice by December 16, 2005, each proxy will be voted by the named proxyholders in their discretion in a manner that they consider to be in our best interests.
      If you execute a proxy, the proxy may be revoked at any time before it is voted (i) by filing with the Corporate Secretary of Reliance either an instrument revoking the proxy or a proxy bearing a later date, duly executed, or (ii) by giving written notice to the Corporate Secretary of Reliance of the death or incapacity of the shareholder who executed the proxy. Any such notice should be sent or delivered to the above address. In addition, the powers of a proxyholder are suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person.
      An Annual Report with audited financial statements for the fiscal year ended December 31, 2005 accompanied by a letter to the shareholders from the Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer is included with this Proxy Statement. That report and letter are not incorporated in, and are not a part of, this Proxy Statement and do not constitute proxy-soliciting material. We intend to mail this Proxy Statement and accompanying material on or about April 14, 2006.

INFORMATION CONCERNING RELIANCE’S SECURITIES
      Our only voting securities are shares of Common Stock, no par value. As of February 28, 2006 we had a total of 33,156,699 shares issued and outstanding, all of which may be voted at the Annual Meeting. Only holders of shares of record on our books at the close of business on April 7, 2006 will be entitled to vote at the Annual Meeting. On April 3, 2006 we acquired Earle M. Jorgensen Company (“EMJ”) for consideration consisting of both cash and shares of Reliance Common Stock. As a result, approximately 4.5 million new shares of Reliance Common Stock are being issued to the stockholders of EMJ in exchange for their shares of EMJ common stock. The holders of record as of April 7, 2006 of the newly-issued shares of Reliance Common Stock will be able to vote at the Annual Meeting.
      In the election of directors, you as a shareholder are entitled to cumulate your votes for candidates whose names have been placed in nomination prior to the voting, if you give notice at the Annual Meeting before the voting of your intention to cumulate votes. Cumulative voting entitles every shareholder who is otherwise entitled to vote at an election of directors to cumulate their votes, that is, to give any one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder’s shares are normally entitled, or to distribute those cumulated votes on the same principle among as many candidates as a shareholder thinks fit. If any shareholder gives notice of the intention to cumulate votes, all shareholders may cumulate their votes for candidates. On all matters other than the election of directors, each share has one vote.
      A plurality of the aggregate number of votes represented by the shares present at the Annual Meeting in person or by proxy must vote to elect directors. That means that the five individuals receiving the largest number of votes cast will be elected as directors, whether or not they receive a majority of the votes cast. The affirmative vote of a majority of the votes cast is required to approve the Amended and Restated Stock Option and Restricted Stock Plan and to ratify the engagement of the independent registered public accounting firm.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information as of February 28, 2006, with respect to the beneficial ownership of our Common Stock by (i) each person known to Reliance who owns beneficially or of record more than five percent (5%) of the Common Stock of Reliance, (ii) each director and each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

	Amount and
	Nature of		Percentage of
	Beneficial		Outstanding
Name and Address of Beneficial Owner(1)	Ownership(2)		Shares Owned(3)

Florence A. Neilan	4,198,090		12.67%
2888 Bayshore Dr., Apt. A-12
Newport Beach, CA 92663
Barclays Global Investors, NA	2,625,135	(4)	7.92%
45 Fremont Street
San Francisco, CA 94105
Franklin Resources, Inc.	1,767,800	(5)	5.34%
One Franklin Parkway
San Mateo, CA 94403
Dimensional Fund Advisors Inc.	1,737,577	(6)	5.24%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Joe D. Crider	101,875	(7)	*
400 A Mariposa
Sierra Madre, CA 91024
Thomas W. Gimbel	342,118	(8)	1.03%
P.O. Box 50270
Pasadena, CA 91115
David H. Hannah	122,788	(9)	*
Douglas M. Hayes	8,000	(10)	*
2545 Roscomare Rd.
Los Angeles, CA 90077
Franklin R. Johnson	6,625	(11)	*
350 South Grand Avenue, Suite 4800
Los Angeles, CA 90071
Mark V. Kaminski	4,906	(12)	*
3521 Winterberry Circle
Louisville, KY 40207
Gregg J. Mollins	75,571	(13)	*
Richard J. Slater	—		*
1235 Hillcrest Avenue
Pasadena, CA 91106
Leslie A. Waite	74,406	(14)	*
55 South Lake Street, Suite 750
Pasadena, CA 91101
Karla R. Lewis	59,968	(15)	*
James P. MacBeth	44,848	(16)	*
William K. Sales, Jr.	24,379	(17)	*
All directors and executive officers as a group (12 persons)	865,484	(18)	2.60%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071.

(2)	Reliance has been advised that the named shareholders have the sole power to vote and to dispose of the shares set forth after their names, except as noted.

(3)	These percentages will change when the shares of Reliance Common Stock issued to EMJ stockholders are considered in the calculation.

(4)	A Schedule 13G was filed in January 2006 on behalf of Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD and Barclays Global Investors Japan Trust and Banking Company Limited; all of which banks disclaim beneficial ownership of the shares and which report that the securities are held in trust accounts and beneficially owned by one of more beneficiaries of those accounts. Of the reported shares, 1,914,480 shares are owned by Barclays Global Fund Investors, NA and 710,655 shares are owned by Barclays Global Fund Advisors.

(5)	A Schedule 13G was filed in February 2006 on behalf of Franklin Resources, Inc., parent holding company; Charles B. Johnson, principal shareholder of parent holding company; and Rupert H. Johnson, Jr., principal shareholder of parent holding company; all of which disclaim beneficial ownership of the shares and which report that the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc.

(6)	A Schedule 13G was filed in February 2006 on behalf of Dimensional Fund Advisors Inc., which reports that it is a registered investment advisor that furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional Fund Advisors Inc. disclaims beneficial ownership of the shares and reports that the securities are owned by advisory clients of Dimensional Fund Advisors Inc., no one of which owns more than 5% of the class.

(7)	Includes 1,875 shares issuable upon the exercise of options held by Mr. Crider with an exercise price of $30.81 per share. All shares are held by Mr. Crider as a Co-Trustee of the Crider Family Trust with his wife.

(8)	Includes 3,750 shares issuable upon the exercise of options held by Mr. Gimbel, with an exercise price of $31.24 per share. Includes 13,750 shares that are owned jointly with Mr. Gimbel’s wife. Excludes 10,600 shares that are held in trusts, for which Mr. Gimbel is the Trustee, for the benefit of Mr. Gimbel’s children, as to which he disclaims beneficial ownership.

(9)	Includes 12,500 shares issuable upon the exercise of options held by Mr. Hannah, with exercise prices of $25.08 to $25.60 per share. All of the shares are owned jointly with Mr. Hannah’s wife. Excludes 13,447 shares with respect to which Mr. Hannah has a vested right and shared voting power pursuant to our Employee Stock Ownership Plan (“ESOP”).

(10)	Includes 3,750 shares issuable upon the exercise of options held by Mr. Hayes, with an exercise price of $17.11 per share.

(11)	Includes 5,625 shares issuable upon the exercise of options held by Mr. Johnson, with an exercise price of $26.39 per share.

(12)	Includes 1,875 shares issuable upon the exercise of options held by Mr. Kaminski with an exercise price of $34.32 per share.

(13)	Includes 12,500 shares issuable upon the exercise of options held by Mr. Mollins with exercise prices of $25.08 to $25.60 per share. All of the shares are owned jointly with Mr. Mollins’ wife. Excludes 5,762 shares with respect to which Mr. Mollins has a vested right and shared voting power pursuant to our ESOP.

(14)	Includes 3,750 shares issuable upon the exercise of options held by Mr. Waite, with an exercise price of $17.11 per share.

(15)	Includes 25,000 shares issuable upon the exercise of options held by Mrs. Lewis, with exercise prices of $25.08 to $25.60 per share. Excludes 2,315 shares with respect to which Mrs. Lewis has a vested right and shared voting power pursuant to our ESOP.

(16)	Includes 17,500 shares issuable upon the exercise of options held by Mr. MacBeth, with exercise prices of $25.08 to $25.60 per share. Excludes 5,271 shares with respect to which Mr. MacBeth has a vested right and shared voting power pursuant to our ESOP.

(17)	Includes 17,500 shares issuable upon the exercise of options held by Mr. Sales, with exercise prices of $25.08 to $25.60 per share. Excludes 804 shares with respect to which Mr. Sales has a vested right and shared voting power pursuant to our ESOP.

(18)	See notes 7 through 17.

PROPOSALS
ELECTION OF DIRECTORS
      Our Bylaws divide the Board of Directors into two classes, which are to be as nearly equal in number as possible, and require one class to be elected each year and to serve for a two-year term. The terms of five of the incumbent directors expire as of the date of the Annual Meeting. The Nominating and Governance Committee and the Board of Directors have nominated the following persons to be nominees for election at the Annual Meeting as directors: Joe D. Crider, Thomas W. Gimbel, David H. Hannah, Mark V. Kaminski and Gregg J. Mollins. These nominees have agreed to serve as directors. The term of office for each director elected at the Annual Meeting will be two years, until the second following Annual Meeting of Shareholders and until their successors are duly elected and qualified.
      Unless you otherwise instruct the proxyholders in the proxy, your proxy will be voted FOR the above-named nominees. In voting the proxies for election of directors, the proxyholders have the right to cumulate the votes for directors covered by the proxies (unless otherwise instructed) and may do so if they think that is desirable.
      The five nominees for the position of director expiring in 2008 were elected to their present term of office by vote of the shareholders at the Annual Meeting of Shareholders held in May 2004, other than Mark V. Kaminski who was elected by the Board of Directors in November 2004 to fill a vacancy on the Board. Although we do not expect that any nominee will decline or be unable to serve as a director, if any nominee declines or is unable to serve, the proxies will be voted, at the Annual Meeting or any adjournment thereof, for such other person as the Board of Directors may select or, if no other person is so selected, as the proxyholders may, in their discretion, select; provided that the proxyholders will not vote for more than five nominees.
      Certain information with respect to each nominee is set forth in “Management” below. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.
AMENDED AND RESTATED STOCK OPTION AND RESTRICTED STOCK PLAN
      In May 2004 the shareholders approved the Reliance Steel & Aluminum Co. 2004 Incentive and Non-qualified Stock Option Plan (“Stock Option Plan”). The Stock Option Plan currently provides, among other things, for the Board of Directors of the Company to grant either incentive or non-qualified stock options to officers and key employees of the Company. These stock options are non-exercisable for the first year and then become exercisable at the rate of 25% per year on a cumulative basis. The options expire at the end of five years. If the stock options are not vested and exercisable at the time that an individual ceases to be an employee of the Company, the options will expire by their terms.
      After engaging a consultant on executive compensation and considering the information presented to the Compensation and Stock Option Committee, the Compensation and Stock Option Committee recommended that the Board of Directors amend and restate the Stock Option Plan to extend the term of subsequently granted stock options, to provide for annual grants and to provide for the grant of restricted shares of the Company’s common stock, in addition to or in lieu of stock options. The Board of Directors considered and approved the Amended and Restated Stock Option and Restricted Stock Plan attached to this proxy statement as Appendix A (the “Amended Plan”), subject to the approval of the shareholders at the Annual Meeting. Under the Amended Plan, the Board of Directors would be authorized to grant to officers and key employees of the Company shares of restricted stock in addition to or in lieu of stock options. The shares of restricted stock would vest over a period of up to five years, subject to the Company and/or the individual employee meeting certain time or performance goals that would be established by the Compensation and Stock Option Committee and/or the Board of Directors. If the Company and/or the employee did not meet the stated goals, all or a portion of the shares of the restricted stock granted to the employee would be forfeited.

      In addition, the stock option portion of the Amended Plan would extend the term of stock options granted under the Amended Plan to a period of up to ten years, which is more consistent with stock options provided by comparable companies to their employees. That is, once exercisable, the option would remain exercisable until that date which is up to ten years from the date of grant. In addition, the Amended Plan would increase the number of shares available for future grants of options or restricted stock from 3 million shares to 5 million shares. With the acquisition of EMJ, the Company has more employees who may qualify for stock options or restricted stock. The Compensation and Stock Option Committee believes that this structure is more consistent with the incentive stock compensation plans adopted by other public companies and will assist in attracting and retaining qualified employees. Accordingly, the Board of Directors has approved the Amended Plan set forth in Annex A and requests that the shareholders ratify this Amended Plan.
      The Board of Directors recommends that you vote FOR the ratification and adoption of the Amended and Restated Stock Option and Restricted Stock Plan. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the Amended and Restated Stock Option and Restricted Stock Plan.

MANAGEMENT
Directors and Executive Officers
      The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position with Reliance

David H. Hannah(1)	54	Chief Executive Officer; Director
Gregg J. Mollins(1)	51	President; Chief Operating Officer; Director
Karla R. Lewis	40	Executive Vice President; Chief Financial Officer
James P. MacBeth	58	Senior Vice President, Carbon Steel Operations
William K. Sales, Jr.	48	Senior Vice President, Non-Ferrous Operations
Joe D. Crider(1)(4)(5)	76	Non-Executive Chairman of the Board; Director
Thomas W. Gimbel(1)(5)	54	Director
Douglas M. Hayes(2)(3)(4)	62	Director
Franklin R. Johnson(2)(3)(5)	69	Director
Mark V. Kaminski(1)(4)(5)	50	Director
Richard J. Slater(2)(5)	59	Director
Leslie A. Waite(2)(3)(4)	60	Director

(1)	Term of office as a director expiring in 2006.

(2)	Term of office as a director expiring in 2007.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation and Stock Option Committee.

(5)	Member of the Nominating and Governance Committee.

Nominees for Directors to be Elected in 2006 With Terms Ending in 2008
      Joe D. Crider became the Chairman of the Board of Reliance in February 1997. Mr. Crider was the Chief Executive Officer of Reliance from May 1994 until his retirement in January 1999. Mr. Crider was President of Reliance until November 1995. Before becoming the Chief Executive Officer, Mr. Crider had been President and Chief Operating Officer and a director since 1987 and had served in other capacities at the Company since 1975. Mr. Crider serves as a member of our Compensation and Stock Option Committee and as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Crider is an independent director.
      Thomas W. Gimbel was appointed a director of Reliance in January 1999. Since 1984, Mr. Gimbel has been the President of Advanced Systems Group, which is an independent computer consulting firm servicing database requirements for diverse businesses of various sizes. From 1975 to 1984, Mr. Gimbel was employed by Dun & Bradstreet. Mr. Gimbel serves as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Gimbel is an independent director.
      David H. Hannah was appointed a director of Reliance in 1992 and became the Chief Executive Officer of Reliance in January 1999. Mr. Hannah served as President of Reliance from November 1995 to January 2002. Prior to that, he was Executive Vice President and Chief Financial Officer from 1992 to 1995, Vice President and Chief Financial Officer from 1990 to 1992 and Vice President and Division Manager of the Los Angeles Reliance Steel Company division of Reliance from 1989 to 1990. Mr. Hannah has served as an officer of the Company since 1981. For eight years before joining Reliance in 1981, Mr. Hannah, a certified public accountant, was employed by Ernst & Whinney (a predecessor to Ernst & Young LLP, our independent registered public accounting firm) in various professional staff positions.
      Mark V. Kaminski was appointed a director of Reliance as of November 1, 2004. Mr. Kaminski was chief executive officer and a director of Commonwealth Industries Inc. (now Aleris International, Inc.) from 1991 to June 2004, when he retired. Mr. Kaminski had served in other capacities with Commonwealth Industries Inc. since 1987. Commonwealth Industries Inc. has been a supplier of metals to Reliance, but the purchases in any year do not exceed five percent of either the gross revenues or the total consolidated assets of the Company or of Commonwealth. Mr. Kaminski is also a director of the Matthew Kelly Foundation, Cincinnati, Ohio, a non-profit organization. Mr. Kaminski serves as a member and Chairman of our Nominating and Governance Committee and as a member of the Compensation and Stock Option Committee. The Board of Directors has determined that Mr. Kaminski is an independent director.
      Gregg J. Mollins was appointed a director of Reliance in September 1997 and became President of Reliance in January 2002. Mr. Mollins has served as Chief Operating Officer since May 1994. Mr. Mollins was Executive Vice President from November 1995 to January 2002, was Vice President and Chief Operating Officer from 1994 to 1995 and was Vice President from 1992 to 1994. Prior to that time he had been with Reliance for six years as Division Manager of the Santa Clara division. For ten years before joining Reliance in 1986, Mr. Mollins was employed by certain of our competitors in various sales and sales management positions.

Directors Whose Terms Continue Until 2007
      Douglas M. Hayes became a director of Reliance in September 1997. Mr. Hayes retired from Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), where he was Managing Director of Investment Banking from 1986 to May 1997, after which he established his own investment firm, Hayes Capital Corporation, located in Los Angeles, California. DLJ was an underwriter in our 1997 public equity offering and was also the underwriter in our initial public offering in 1994. Mr. Hayes serves as a member of our Audit Committee and our Compensation and Stock Option Committee. Mr. Hayes served on our Nominating and Governance Committee through February 2005. Mr. Hayes is also a director of Circor International, Inc., a public company, the securities of which are traded on the New York Stock Exchange, and for which Mr. Hayes serves as chairman of the nominating and governance committee and as a member of the compensation committee, and Mr. Hayes serves as a director of Sands Regent, a public company, the securities of which are traded on NASDAQ, and for which he serves as chairman of its audit committee. The Board of Directors has determined that Mr. Hayes is an independent director.
      Franklin R. Johnson was appointed a director of Reliance in February 2002. Mr. Johnson is a certified public accountant, having been the managing partner of the entertainment practice of Price Waterhouse until he retired in June 1997. Mr. Johnson was the chief financial officer of Rysher Entertainment, a producer and distributor of films and television shows from June 1997 to June 1999 and, since July 1999, he has served as a business consultant, a litigation consultant and an expert witness, none of which services has been provided to Reliance. Mr. Johnson serves as the Chairman and a member of our Audit Committee and as a member of our Nominating and Governance Committee. Mr. Johnson also serves as a director of Special Value Opportunities Fund, a public fund for institutional investors organized by Tennenbaum Capital Partners, for which Mr. Johnson is chairman of its audit committee. Mr. Johnson serves as the chairman of the board and president of the United States Tennis Association, a non-profit corporation, and is on the compensation and investment committees. Mr. Johnson also serves as a director and as chairman of the audit committee of the UCLA Foundation, also a non-profit entity. The Board of Directors has determined that Mr. Johnson is an independent director and that he qualifies as the financial expert of the Audit Committee.
      Richard J. Slater became a director of Reliance as of January 1, 2006. Mr. Slater is president and a director of ORBIS L.L.C., an investment and advisory firm, and is an advisor to the chairman and chief executive officer of Jacobs Engineering Group, Inc., a New York Stock Exchange listed company that provides global technical professional services. Mr. Slater served in various positions with Jacobs Engineering Group from 1980 to 2003, most recently as Executive Vice President of Worldwide Operations. Mr. Slater serves as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Slater is an independent director.
      Leslie A. Waite has been a director of Reliance since 1977. Mr. Waite is an investment advisor and, since April 2003, has been Managing Director and Senior Portfolio Manager of Valenzuela Capital Partners. Prior

to that, he had been the president and chief portfolio manager of Waite & Associates since its formation in 1977. Mr. Waite is a member of our Audit Committee and serves as a member and Chairman of our Compensation and Stock Option Committee. The Board of Directors has determined that Mr. Waite is an independent director.

Executive Officers
      In addition to Messrs. Hannah and Mollins, the following are executive officers of Reliance:
      Karla R. Lewis became Executive Vice President of Reliance in January 2002 and continues as our Chief Financial Officer. Mrs. Lewis had been Senior Vice President and Chief Financial Officer of Reliance since February 2000. Mrs. Lewis served as Vice President and Chief Financial Officer of Reliance from 1999 to 2000 and was Vice President and Controller from 1995 to 1999. Mrs. Lewis served as Corporate Controller from 1992 to 1995. For four years prior to joining Reliance, Mrs. Lewis, a certified public accountant, was employed by Ernst & Young (our independent registered public accounting firm) in various professional staff positions.
      James P. MacBeth became Senior Vice President, Carbon Steel Operations in January 2002, having been promoted from Vice President, Carbon Steel Operations, a position which he had held since July 1998. Prior to that time, Mr. MacBeth served as Division Manager of our Los Angeles Reliance Steel Company division from September 1995 to June 1998. From December 1991 to September 1995, Mr. MacBeth was Vice President and Division Manager of Feralloy Reliance Company, L.P., a joint venture owned 50% by Reliance. Prior to December 1991, Mr. MacBeth held various sales and management positions since joining Reliance in 1969.
      William K. Sales, Jr. became Senior Vice President, Non-Ferrous Operations in January 2002, having joined Reliance as Vice President, Non-Ferrous Operations in September 1997. From 1981 to 1997, Mr. Sales served in various sales and management positions with Kaiser Aluminum & Chemical Corp., a producer of aluminum products and a supplier of Reliance.

Significant Employees
      In addition, the following Reliance officers are expected to make significant contributions to our operations:
      Donna Newton, 52, became Vice President, Human Resources in January 2001. Ms. Newton joined Reliance as Director of Employee Benefits and Human Resources in February 1999. Prior to that time, she was director of sales and service for the Los Angeles office of Aetna U.S. Healthcare and also held various management positions at Aetna over a 20-year period.
      Kay Rustand, 58, joined Reliance as Vice President and General Counsel in January 2001. Prior to that time, Ms. Rustand was a partner at the law firm of Arter & Hadden LLP (our former counsel) in Los Angeles, California, for more than 10 years, specializing in corporate and securities law. Following law school, Ms. Rustand served as a law clerk for the Honorable Herbert Y. C. Choy, of the U.S. Court of Appeals, 9th Circuit.

Code of Ethics
      Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all executive officers and senior management, including the Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Reliance has also adopted a Director Code of Conduct that applies to all directors, whether management or non-management, independent or not. These Codes of Conduct are posted on our website at www.rsac.com or a copy will be provided to you at no charge if you request one in writing to the attention of the Secretary of the Company. We have also established a confidential hotline to allow persons to report, without fear of retaliation, any inappropriate acts or omissions relating to our financial statements and accounting policies and practices.

Board of Directors

Corporate Governance
      The Board of Directors has adopted Principles of Corporate Governance (“Principles”) outlining the responsibilities of the Board. These Principles are posted on the Company’s website at www.rsac.com. The Board’s primary role is to represent the interests of the Company’s shareholders in strategic and material decisions of the Company. Among the most important responsibilities are the determination of corporate policies, the selection and evaluation of the Chief Executive Officer, the ongoing review of the senior management team, planning for management succession and the review of executive compensation. The Board also provides advice and guidance to management on a broad range of strategic decisions. The Board believes that the position of Chairman of the Board should be a non-executive position and separate from the Company’s Chief Executive Officer.
      The Board of Directors consists of nine directors. Seven of the nine directors are independent. The Board is divided into two classes, which are to be as nearly equal in number as possible; one class is elected each year and serves for a two-year term. The Board has determined that directors should retire at the age of 75; provided that those directors serving on the Board at the time the mandatory retirement age was determined are not required to retire at that age.
      Effective January 1, 2005, upon recommendation of the Nominating and Governance Committee, members of the Board of Directors who were not employees of the Company receive an annual retainer of $30,000, paid quarterly, and a fee of $2,000 for each meeting attended. The Chair of the Audit Committee receives an additional fee of $8,000 each year, paid quarterly, and the Chairs of the Compensation and Stock Option Committee and the Nominating and Governance Committee each receive $4,000 per year, paid quarterly. All directors are reimbursed for expenses incurred in connection with Board or committee meetings. Under the Directors Stock Option Plan, non-employee directors are entitled to receive options to acquire our Common Stock in accordance with that plan, including an automatic grant of 3,000 shares following each Annual Meeting of Shareholders.
      Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves and are encouraged to attend the Company’s Annual Meeting of Shareholders. During 2005, the Board of Directors met six times. No person attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of committee meetings held by the committees on which he served. All of the directors attended the 2005 Annual Meeting. Shareholders may communicate with members of the Board of Directors individually or with the Board of Directors as a whole by sending a letter to the appropriate director or the Board in care of the Corporate Secretary of Reliance at the address shown above.

Committees
      The Board of Directors has authorized three standing committees: the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Governance Committee. The charters for each of these committees, as well as our Principles of Corporate Governance are available on our website at www.rsac.com, or are available in print to any shareholder who requests a copy from our Corporate Secretary. Each of these committees is composed of only independent directors and regularly reports to the Board as a whole. Nominations for the Board of Directors are made by the Nominating and Governance Committee and considered by the Board of Directors acting as a whole.
      The Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities over Reliance’s financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance’s independent registered public accounting firm and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors and financial management. The Audit Committee confers formally with our independent registered public accounting firm, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. The members of the Audit Committee are independent directors as defined in the listing standards for the New York Stock Exchange and as defined in the standards established by the Securities and Exchange Commission. The Board of Directors has determined that Mr. Johnson, the Chair of the Audit Committee, is the Audit Committee financial expert. Each of the other members of the Audit Committee, Messrs. Hayes and Waite, are financially literate. Mr. Hayes became a member of the Audit Committee in February 2005. The Audit Committee regularly reports to the Board of Directors. The Audit Committee engages our independent registered public accounting firm and approves our internal auditors, and the Board of Directors as a whole ratifies such actions. The Audit Committee reviews and approves the scope of the audit conducted by the independent registered public accounting firm of Reliance and all fees for audit and non-audit services provided by the independent registered public accounting firm, reviews the accounting principles being applied by Reliance in financial reporting and the adequacy of internal controls and financial accounting procedures. In 2005, the Audit Committee met five times.
      The Compensation and Stock Option Committee assists the Board in meeting its responsibilities relating to determining the compensation of the Company’s executive officers and senior management, recommends to the Board annual and long-term compensation for the Company’s executive officers and senior management and prepares an annual report on its activities and determinations for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. In addition to its annual review of the compensation of officers of Reliance, the Compensation and Stock Option Committee administers our stock option plans and the Reliance Supplemental Executive Retirement Plan. The Compensation and Stock Option Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any award of stock options, to interpret the plans, and to make all other determinations for administering the plans. The members of the Compensation and Stock Option Committee are independent directors as defined in the listing standards for the New York Stock Exchange. In 2005, the Compensation and Stock Option Committee met four times.
      The primary role of the Nominating and Governance Committee is to represent the interests of our shareholders with respect to the evaluation and composition of our Board of Directors and each of its standing committees. The Nominating and Governance Committee develops and implements policies and processes regarding Board and corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates to the Board, administers the evaluation of Board performance, and makes any recommendations to the full Board as needed to carry out its purpose.
      The Nominating and Governance Committee has not adopted a specific policy regarding the consideration of director candidates recommended by shareholders, but seeks candidates, by any method the Committee determines to be appropriate, with experience, knowledge and expertise to complement the other directors on the Board. The priorities and emphasis on particular experience, knowledge or expertise may change from time to time depending on the Nominating and Governance Committee’s assessment of the needs of the Board and the Company. The Nominating and Governance Committee has engaged a search firm to assist with the identification of potential candidates. The committee members review and discuss resumes and other information regarding proposed candidates and will interview selected candidates before any nominee is presented to the Board for consideration. The Nominating and Governance Committee has determined that candidates should hold no more than two board seats in addition to serving as a director of Reliance and must qualify as an independent director as defined in the listing standards for the New York Stock Exchange.
      The members of the Nominating and Governance Committee are independent directors as defined in the listing standards for the New York Stock Exchange. The Nominating and Governance Committee recommended, and the Board adopted, those Corporate Governance Principles posted on our website. In 2005, the Nominating and Governance Committee met two times, but conferred by phone and email as needed.

Executive Session
      Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers or employees and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason. Executive sessions are led by a “Lead Director.” An executive session is held in conjunction with each regularly scheduled quarterly Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board. Mr. Hayes has been designated as the Lead Director. Since the Board has determined that all of the non-management directors are independent, these executive sessions are also meetings of the independent directors.

Director Independence
      Other than Messrs. Hannah and Mollins, who are officers and employees of the Company, the Board has determined that no director has any material relationship with the Company nor is any such director affiliated with any entity or person who has a material relationship with the Company. Mr. Crider is a former chief executive officer of the Company, but he has been retired for more than five years. Mr. Johnson is a former partner of Price Waterhouse, the predecessor to the Company’s internal auditor, but he has been retired for more than five years, which was before the Company retained PricewaterhouseCoopers. The Board has determined that, in light of the length of time that Messrs. Crider and Johnson have been retired, their prior relationships are not material to the determination of independence. Prior to his retirement, Mr. Kaminski served as chief executive officer and a director of Commonwealth Industries Inc., which has been a supplier of metals to Reliance. Since Reliance’s purchases from Commonwealth Industries Inc. in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Commonwealth, the Board has determined that this prior relationship would not interfere with Mr. Kaminski’s ability to exercise his independent judgment. Accordingly, the Board has determined that all of the directors other than Messrs. Hannah and Mollins qualify as independent directors under New York Stock Exchange Rule 303A. In making this determination, the Board reviewed and considered information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and to the Company’s management.
      Reliance has provided our Annual Written Affirmation and Annual CEO Certification to the New York Stock Exchange.

AUDIT COMMITTEE REPORT
      The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities over our financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal auditors, and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors, and financial management. During 2005, the Audit Committee, which is composed entirely of independent, non-employee directors, met five times. The Audit Committee reviewed its Charter and recommended no changes in its Charter to the Board. A copy of the Audit Committee Charter is posted on our website.
      In fulfilling its responsibilities under the Charter, the Audit Committee reviewed and discussed the audited financial statements for fiscal 2005 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee also annually receives the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discusses with the independent registered public accounting firm its independence from management and Reliance. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent registered public accounting firm with its independence. The Audit Committee approved all fees paid to the independent registered public accounting firm for audit and non-audit services.
      In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Reliance Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and recommended to the Board of Directors, subject to ratification by the shareholders, that Ernst & Young LLP be re-appointed as the Reliance independent registered public accounting firm for fiscal year 2006.

Douglas M. Hayes	Franklin R. Johnson, Chairman	Leslie A. Waite

COMPENSATION AND STOCK OPTION COMMITTEE REPORT
The Committee
      The Compensation and Stock Option Committee of the Board of Directors is composed entirely of independent, non-employee directors and makes recommendations to the Board of Directors regarding compensation of Reliance’s officers. The following report submitted by the Compensation and Stock Option Committee addresses compensation policies for 2005 applicable to Corporate officers, including the executive officers named in the Summary Compensation Table, and the Stock Option Plan and Supplemental Executive Retirement Plan (the “SERP”). Mr. Kaminski became a member of this Compensation and Stock Option Committee in February 2005.
Principles and Programs
      The executive compensation program is a pay for performance program. It is designed to:

•	motivate executives to enhance shareholder value with compensation plans that are tied to Reliance’s performance; and

•	target executive compensation at a level to ensure our ability to attract and retain superior executives.
Cash Salaries and Incentive Compensation Programs
      To meet the above objectives, the program has both cash and equity elements that consist of base salary, an annual incentive bonus with both cash and stock elements and periodic stock options. In determining executive compensation, the Compensation and Stock Option Committee evaluates both the total compensation package and its individual elements. The Compensation and Stock Option Committee considers the Company’s performance and the relative shareholder return, among other things. As part of its review, the Compensation and Stock Option Committee also considers compensation data publicly available with respect to certain key competitors. When competitive data is used, the Compensation and Stock Option Committee gives primary consideration to the companies in Reliance’s peer group. Last year the Compensation and Stock Option Committee expanded the scope of its review to include data publicly available with respect to manufacturing and processing companies of comparable size in terms of (1) revenues and/or (2) stock market capitalization structures. Detailed financial data and salary and bonus structure for seven additional public companies was considered in the Committee’s analysis.
      Generally, the Committee sets the base compensation in the mid-to-high range for comparable companies, and the cash and stock incentive bonus is used to compensate employees for their performance. It is expected that total compensation will vary annually based on Company and individual performance and individual contributions to Reliance and its performance. The Compensation and Stock Option Committee and the management of Reliance believe that compensation should be based both on short-term and long-term measurements and be directly tied to Company performance. The Compensation and Stock Option Committee applied the same standards to Mr. Hannah as Chief Executive Officer of Reliance as to the other officers of Reliance.
      Under the Key-Man Incentive Plan, the cash portion of the annual bonus is designed to provide a short-term (one-year) incentive to officers based on an evaluation of their individual contribution to our financial performance for the year and to assist in their exercise of our stock options for a long-term incentive. Corporate officers and certain division managers are eligible for incentive bonus payments under this Plan. Incentive awards are made after the prior fiscal year’s results are known. Generally, the aggregate of all awards made as an annual bonus may not exceed that amount which is equal to 20% of the amount by which our net income for that year exceeds the monthly average rate of return on a one-year Treasury bill (as supplied by the Federal Reserve Board) multiplied by our net worth at the beginning of the year (the “Incentive Pool”). No awards are made unless our net income for that year exceeds the average rate of return on a one-year Treasury bill (considered as a risk-free rate of return) multiplied by Reliance’s net worth. Upon recommendation of the Compensation and Stock Option Committee, the Board approves all Corporate officer incentive payments.

Officers of the subsidiaries (other than RSAC Management Corp.) are not currently eligible to participate in the Key-Man Incentive Plan, but are eligible to participate in other plans that the Compensation and Stock Option Committee does not administer. These plans are based on each subsidiary’s financial performance for the year and are reviewed and administered by the board of directors for each subsidiary. Corporate officers who serve as officers of subsidiaries are not eligible to participate in the subsidiary’s bonus plans.
      The formula used to distribute the Incentive Pool among the key personnel is reviewed annually to reflect better the individuals’ respective contributions to the operational profitability of Reliance. Officers are awarded points based on their individual performance, as determined appropriate by the Compensation and Stock Option Committee. Participating division managers are ranked according to four criteria (size of the division, measured in sales dollars; profitability of the division, in pretax income dollars; pretax return on sales; and pretax return on division assets) and awarded points based on their rankings. The Incentive Pool is then allocated to participants based on their respective number of points.
      The maximum incentive bonus for division managers is 40% of base compensation. The maximum incentive bonus for our Corporate officers may vary, but for 2005 it ranged from 50% to 300% of base compensation. This incentive compensation bonus is payable 75% in cash and 25% in our Common Stock, which is restricted for two years and is considered a long-term incentive. Corporate officers have the option of having this incentive compensation bonus payable 100% in cash.
      With respect to stock options that may be granted, which are considered long-term incentives, the Compensation and Stock Option Committee has its scope and authority defined for it by the Stock Option Plan that it administers. The Compensation and Stock Option Committee has complete authority to interpret the Plan and make all decisions with respect to how it functions. The Compensation and Stock Option Committee recommends to whom and in what number, and with what terms and conditions, options should be granted but the Board must authorize the issuance of the options. The Compensation and Stock Option Committee recommended to the Board of Directors that the Board of Directors amend the Stock Option Plan to grant authority to the Compensation and Stock Option Committee and the Board of Directors to establish a restricted stock plan and to make certain amendments to the existing stock option plan. Those recommendations were adopted by the Board of Directors and the Amended and Restated Stock Option and Restricted Stock Plan is attached hereto as Annex A and is to be considered by the shareholders to determine whether such plan should be adopted and approved.
      Typically, the Compensation and Stock Option Committee receives recommendations from the executive officers of Reliance as to who should receive options and in what amounts and then the Compensation and Stock Option Committee meets to review and discuss those recommendations. In making its recommendations to the Board, the Compensation and Stock Option Committee considers the position of the intended optionee, his or her importance to our activities, the number of options already granted to that individual and the option price or prices at which those earlier granted options are exercisable, the total number of options to be recommended for granting and the relative number of such recommended option grants among the various individuals then under consideration for option grants.

Joe D. Crider	Douglas M. Hayes	Mark V. Kaminski	Leslie A. Waite, Chairman

EXECUTIVE COMPENSATION
      The following table summarizes certain information concerning the compensation that we paid for the fiscal years 2005, 2004 and 2003 to our chief executive officer and each of the other four most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 for services rendered in all capacities to Reliance during fiscal 2005:
Summary Compensation Table

					Long Term
					Compensation

						Securities
		Annual Compensation			Restricted	Underlying
Name and					Stock	Options/	All Other
Principal Position	Year	Salary	Bonus(1)	Other(2)	Awards	SARs(#)	Compensation(3)

David H. Hannah	2005	$560,000	$1,691,842	$1,012,700	—	100,000	$11,481
Chief Executive Officer	2004	525,000	931,112	227,400	—	—	11,331
	2003	500,000	575,297	370,800	—	30,000	10,615
Gregg J. Mollins	2005	$425,000	$1,284,029	$513,300	—	75,000	$11,481
President and Chief	2004	400,000	708,508	636,650	—	—	11,331
Operating Officer	2003	375,000	476,737	326,700	—	30,000	10,615
Karla R. Lewis	2005	$300,000	$906,425	$752,900	—	75,000	$11,481
Executive Vice President	2004	250,000	442,883	—	—	—	11,331
and Chief Financial Officer	2003	230,000	292,466	408,600	—	30,000	10,615
James P. MacBeth	2005	$275,000	$830,904	$465,000	—	50,000	$11,481
Senior Vice President	2004	225,000	342,362	—	—	—	11,331
Carbon Steel Operations	2003	200,000	224,341	371,621	—	25,000	10,615
William K. Sales, Jr.	2005	$275,000	$830,904	$465,000	—	50,000	$11,481
Senior Vice President	2004	225,000	342,362	—	—	—	11,331
Non-Ferrous Operations	2003	200,000	224,341	345,056	—	25,000	10,615

(1)	The amounts shown were paid under our Key-Man Incentive Plan and also include holiday bonuses.

(2)	The amounts represent the difference between the exercise price and fair market value at date of exercise of non-qualified stock options. See “Aggregated Options/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Values”.

(3)	The amounts represent allocations to the accounts of each of the named executive officers of contributions made to our ESOP and the amount that represents our matching contribution to our 401(k) savings plan.
      During the year ended December 31, 2005, 992,500 non-qualified stock options were granted with 350,000 being granted to executive officers. No stock options were granted during the year ended December 31, 2004. During the fiscal year ended December 31, 2003, non-qualified stock options for 140,000 shares of our Common Stock were granted to the executive officers named in the previous table.

      The following table sets forth information for the executive officers named above with regard to the aggregate stock options exercised during the year ended December 31, 2005, and the stock options held as of December 31, 2005:
Aggregated Options/ SAR Exercises in Last Fiscal Year
and FY-End Option/ SAR Values

			Number of Securities	Value of Unexercised
			Underlying	In-the-Money
			Unexercised Options/	Options/SARs
	Shares Acquired	Value Realized	SARs at FY-End(#)	at FY-End($)(1)
Name	on Exercise (#)	($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable

David H. Hannah	52,500	$1,012,700	7,500/120,000	$270,300/ $1,915,200
Gregg J. Mollins	27,500	$513,300	7,500/95,000	$270,300/ $1,615,950
Karla R. Lewis	40,000	$752,900	20,000/95,000	$718,200/ $1,615,950
James P. MacBeth	25,000	$465,000	12,500/67,500	$450,500/ $1,226,600
William K. Sales, Jr.	25,000	$465,000	12,500/67,500	$450,500/ $1,226,600

(1)	The value of the shares as of December 31, 2005 was based on the composite closing price on the New York Stock Exchange for that date or at the date of exercise.
Stock Option Plans
      In 1994, the Reliance Board of Directors adopted an Incentive and Non-Qualified Stock Option Plan, which was approved by the shareholders in May 1994. In May 2001, the shareholders approved an amendment to the 1994 Plan to increase the number of authorized shares under the 1994 Plan to allow options to be granted for a maximum of 2,500,000 shares. As of December 31, 2005, there were 524,000 options to acquire shares of Common Stock outstanding under the 1994 Plan. The 1994 Plan provided for granting of stock options that may be either “Incentive Stock Options” within the meaning of Section 422A of the Internal Revenue Code of 1986 (the “Code”) or “Non-Qualified Stock Options” which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of Common Stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent Code provisions, is deemed to own) more than 10% of the outstanding Common Stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. The Compensation and Stock Option Committee established the terms and conditions for the exercise of stock options, which are set forth in the instrument evidencing the stock option. Stock options may be exercised with either cash or shares of our Common Stock or other form of payment authorized by the Compensation and Stock Option Committee. Stock options expire five years from the date of the grant. The 1994 Plan expired by its terms as of December 31, 2003, but the outstanding options remain exercisable in accordance with their terms.
      In October 2003, we issued options to acquire an aggregate of 718,000 shares of our Common Stock at $25.08 per share to key employees, of which 140,000 options were issued to named executive officers. In 2003, options to acquire 423,375 shares of our Common Stock were exercised at prices ranging from $18.83 to $25.60 per share, 177,750 of which were exercised by the named executive officers. In 2004, options to acquire 367,800 shares were exercised at prices ranging from $18.83 to $25.60 per share, 85,000 of which were exercised by the named executive officers. In 2005, options to acquire 425,950 shares of our Common Stock were exercised at prices ranging from $22.00 to $25.60 per share, 170,000 of which were exercised by the named executive officers.
      In 2004, the Reliance Board of Directors adopted an Incentive and Non-Qualified Stock Option Plan, which was approved by the shareholders in May 2004 (the “2004 Plan”). The Board reserved 3,000,000 shares of our Common Stock for issuance under the 2004 Plan. As of December 31, 2005, there were 992,500 options to acquire shares of Common Stock outstanding under the 2004 Plan. The 2004 Plan provides for granting of stock options that may be either “Incentive Stock Options” within the meaning of Section 422A of the Code or “Non-Qualified Stock Options” which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of Common Stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent Code provisions, is deemed to own) more than 10% of the outstanding Common Stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. The Compensation and Stock Option Committee establishes the terms and conditions for the exercise of stock options, which are set forth in the instrument evidencing the stock option. Stock options may be exercised with cash or such other form of payment as may be authorized by the Compensation and Stock Option Committee. Stock options may not be granted more than ten years from the date of the 2004 Plan and expire five years from the date of the grant. The 2004 Plan expires by its terms as of December 31, 2013.
      In October 2005, under the 2004 Plan, we issued options to acquire an aggregate of 992,500 shares of our Common Stock at $49.15 per share to key employees, of which 350,000 were issued to named executive officers.
      In May 1998, the shareholders approved the Directors Stock Option Plan for non-employee directors. There were 300,000 shares of our Common Stock reserved for issuance under the Directors Plan initially. In February 1999, the Directors Plan was amended to authorize the Board of Directors of Reliance to grant additional options to acquire our Common Stock to non-employee directors. In May 2004 the Directors Plan was amended to accelerate the vesting of a non-employee director’s unexpired stock options in the event that such an individual retires from the Board of Directors at or after the age of 75, so that any unexpired stock options granted under the Directors Plan become immediately vested and exercisable, and the director, if he or she so desires, must exercise those options within ninety (90) days after such retirement or the options shall expire automatically. Options under the Directors Plan are non-qualified stock options, with an exercise price equal to fair market value at the date of grant. All options granted prior to May 2005 expire five years from the date of grant. None of the stock options becomes exercisable until one year after the date of the grant, unless specifically approved by the Board of Directors. In each of the following four years, 25% of the options become exercisable on a cumulative basis. In May 2005 the Directors Plan was further amended to provide for automatic annual grants of options to acquire 3,000 shares of Common Stock to each non-employee director. These options become 100% exercisable after one year. Once exercisable, the options remain exercisable until that date which is ten years after the date of grant. In addition, the amendment increased the number of shares available for future grants of options from the 187,000 shares reserved as of May 2005 to 250,000 shares. As of December 31, 2005, there were 63,000 options to acquire shares of Common Stock outstanding under the Directors Plan and 179,500 authorized shares available under the Directors Plan for future grants.
      In May 2003, options to purchase 37,500 shares of our Common Stock at $17.11 per share were automatically granted under the Directors Plan. In 2004 options to acquire 22,500 shares of our Common Stock at prices ranging from $30.81 to $34.32 per share were automatically granted under the Directors Plan. In May 2005 options to purchase 18,000 shares of our Common Stock at $36.62 per share were automatically granted under the Directors Plan. In 2003, options to acquire 36,000 shares of our Common Stock were exercised at prices ranging from $18.04 to $18.83 per share. In 2004, options to acquire 69,000 shares of our Common Stock were exercised at prices ranging from $17.11 to $18.83 per share. In 2005, options to acquire 7,500 shares of our common Stock were exercised at a price of $17.11 per share.

      The following table sets forth certain information regarding the 1994 Plan, the 2004 Plan and the Directors Plan as of December 31, 2005:
Equity Compensation Table

Number of Securities
	to be Issued upon	Weighted Average
	Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available for
Plan Category	Warrants and Rights	Warrants and Rights	Future Issuance

Equity compensation plans approved by security holders	1,579,500	$40.40	2,187,000
Equity compensation plans not approved by security holders	—	—	—

Total	1,579,500	$40.40	2,187,000

      87,098 shares of the Company’s Common Stock are currently reserved for issuance as restricted stock under the Company’s Key-Man Incentive Plan.
401(k) Savings Plan
      Various 401(k) and profit sharing plans are maintained by Reliance and its subsidiaries. Effective in 1998, the Reliance Steel & Aluminum Co. Master 401(k) Plan (the “Master Plan”) was established, which combined several of the various 401(k) and profit sharing plans of Reliance and its subsidiaries into one plan. Salaried and certain hourly employees of Reliance and its participating subsidiaries are covered under the Master Plan. The Master Plan will continue to allow each subsidiary’s Board to determine independently the annual matching percentage and maximum compensation limits or annual profit sharing contribution. Eligibility occurs after three months of service, and the Reliance contribution vests at 25% per year, commencing one year after the employee enters the Master Plan. Reliance’s contributions to the Master Plan for the years ended December 31, 2005, 2004 and 2003 were $7,035,000, $6,241,000 and $4,528,000, respectively. Other 401(k) and profit sharing plans and defined benefit pension plans exist as certain subsidiaries have not yet combined their plans into the Master Plan as of December 31, 2005. One of these defined benefit pension plans was terminated effective December 31, 2005 and benefits were distributed in the 2006 first quarter.
      Reliance also participates in various multi-employer pension plans covering certain employees not covered under our benefit plans pursuant to agreements between Reliance and collective bargaining units who are members of such plans.
Supplemental Executive Retirement Plan
      In 1996, Reliance adopted a Supplemental Executive Retirement Plan (“SERP”), which provides post-retirement benefits to key officers of Reliance. Under the SERP, benefit payments equal 50% of the average of the participant’s highest five years of the last ten years of total cash compensation, less benefits from other retirement plans that we sponsor, including the 401(k) Plan and ESOP. The SERP was amended in 1999 to provide for a pre-retirement death benefit. Separate SERP’s existed for two of the companies that we acquired, which continue to provide post-retirement benefits to certain key employees of each company who were eligible to participate in the plans at the time we acquired the companies. Reliance expenses were $1,632,000, $1,498,000 and $1,696,000 for the plans for the years ended December 31, 2005, 2004, and 2003, respectively, based on calculations made by our actuaries.

      The estimated present value of annual benefits payable by the SERP, net of amounts received under other retirement plans that we sponsor, at the normal retirement age of 65 for each of the executive officers named above is as follows:

Estimated Annual Benefits
Name	Payable Upon Retirement

David H. Hannah	$487,385
Gregg J. Mollins	$402,406
Karla R. Lewis	$242,521
James P. MacBeth	$208,858
William K. Sales, Jr.	$230,870
Incentive Plan
      We have maintained a Key-Man Incentive Plan for our division managers and officers since 1965, with subsequent amendments. Most recently, we modified the Key-Man Incentive Plan in January 1999, to more accurately reflect the conditions of Reliance and the industry, and to allocate the incentive bonus pool in accordance with the contributions of the eligible personnel. The initial incentive bonus pool is calculated to equal 20% of the amount by which our net income for that year exceeds the rate of return on a one-year Treasury bill multiplied by our net worth at the beginning of the year. That pool is then adjusted by additional calculations, including the accrual of the calculated incentives. Our corporate officers and certain division managers are eligible to participate in the pool and our division managers are ranked according to certain criteria and awarded points based on their rankings. The incentive compensation bonus is payable 75% in cash and 25% in our Common Stock, except that Corporate officers have the option of having this bonus paid 100% in cash. The Company has reserved 87,098 shares of Common Stock for issuance as restricted stock under this Plan as of December 31, 2005. Officers of the subsidiaries are not currently eligible to participate under the Key-Man Incentive Plan. See “Compensation and Stock Option Committee Report”.
      We also maintain a bonus plan for division managers that allows them to participate in pretax income from their respective divisions if that income exceeds an amount equal to a 15% return on division assets. This bonus plan has been in effect for many years. In 2005, 24 of 25 eligible division managers received bonuses under this plan. In addition, most divisions have informal incentive compensation arrangements for other employees, which are proposed by division managers and approved from time to time by executive officers of Reliance. Our subsidiaries, other than RSAC Management Corp., have separate incentive bonus plans structured in the same manner to provide bonuses to certain of the officers and managers of these subsidiaries, based upon the earnings of the respective subsidiary. These subsidiary bonus plans are also reviewed periodically by the executive officers of Reliance and the subsidiary board of directors.
Employee Stock Ownership Plan
      In 1974, Reliance adopted an Employee Stock Ownership Plan (“ESOP”) that was approved by the Internal Revenue Service as a qualified plan and that allows eligible employees to receive our Common Stock. Union Bank of California is the ESOP trustee. All non-union employees, including officers, are eligible to participate in the ESOP as of January 1 after one and one-half year’s of service with Reliance. An employee who is eligible to participate is fully vested in the shares of our Common Stock allocated to his/her ESOP account. Allocation is based on the participant’s compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum amounts established by the Internal Revenue Service. Each year, Reliance contributes to the ESOP an amount determined by the Board of Directors, but no less than that amount necessary to cover the obligations of the ESOP, including any trustee’s fees. Our cash contributions were $1,000,000 in 2005 and 2004 and $800,000 in 2003. The cash contributions are then used to purchase shares of our Common Stock on the open market. The shares are retained by the ESOP until a participant retires or otherwise terminates his/her employment with Reliance. Employees of the subsidiaries, except for RSAC Management Corp., are not eligible to participate under our ESOP.

PERFORMANCE GRAPHS
      The following graph compares the performance of our Common Stock with that of the S&P 500, the Russell 2000 and the peer group that we selected for the five-year period from December 31, 2000 through December 31, 2005. The comparison of total return assumes that a fixed investment of $100 was invested on December 31, 2000 in all common stock and assumes the reinvestment of dividends. Since there is no nationally-recognized industry index consisting of metals service center companies to be used as a peer group index, Reliance constructed its own peer group. The peer group originally consisted of Steel Technologies Inc., Olympic Steel Inc. and Gibraltar Steel Corporation, all of which have securities listed for trading on NASDAQ; A.M. Castle & Co., which has securities listed for trading on the American Stock Exchange; and Ryerson Inc. and Worthington Industries, Inc. which have securities listed for trading on the New York Stock Exchange, as of December 31, 2005, and Metals USA, Inc. (collectively, “Old Peer Group”). This year we have added Earle M. Jorgensen Company to the peer group, which has securities listed for trading on the New York Stock Exchange and removed Metals USA, Inc. from the peer group because it no longer has securities listed for trading (Old Peer Group together with Earle M. Jorgensen and excluding Metals USA, “New Peer Group”). We believe that these changes better reflect our competitive market. The returns of each member of the peer groups are weighted according to that member’s stock market capitalization as of the period measured. The stock price performance shown on the graph below is not necessarily indicative of future price performance.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG RELIANCE STEEL & ALUMINUM CO., THE S&P 500 INDEX,
THE RUSSELL 2000 INDEX AND PEER GROUPS

	Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05

Reliance Steel & Aluminum Co.	100	107	86	138	163	258

Old Peer Group	100	152	158	224	303	338

New Peer Group	100	152	158	209	276	305

S&P 500	100	88	69	88	98	103

Russell 2000	100	102	81	120	142	148

*	$100 Invested on December 31, 2000 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

CERTAIN TRANSACTIONS
      In addition to a provision authorizing the indemnification of directors, our Restated Articles of Incorporation limit or eliminate the personal liability of directors for monetary damages to Reliance or its shareholders for the breach of fiduciary duty as a director in accordance with California corporate law. This provision does not limit or eliminate the liability of a director for the following: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard of the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) for transactions between the corporation and a director, or between corporations having interrelated directors; and (vii) for improper distributions and stock dividends, loans and guaranties. The provisions of the Indemnification Agreements described below will be available to directors in the event of claims made against a director for certain types of liability which are not eliminated in the Restated Articles of Incorporation.
      Our Bylaws require Reliance to indemnify officers, directors, employees and agents to the fullest extent permissible by California Corporations Code Section 317 against expenses, judgments, fines, settlements or other amounts actually and reasonably incurred by that person as a result of being made or threatened to be made a party to a proceeding. Reliance has entered into indemnification agreements with all of its present directors and all of its officers, to indemnify these persons against certain liabilities. The form of these Indemnification Agreements was approved by the Board of Directors and shareholders of Reliance in March 1988, and the shareholders also authorized the Board of Directors to enter into Indemnification Agreements with all existing and future directors at the time they are so elected and to determine, from time to time, whether similar Indemnification Agreements should be entered into with other individual officers who are not directors. The Indemnification Agreements provide for indemnification in cases where indemnification might not otherwise be available in the absence of the Indemnification Agreements under our Restated Articles of Incorporation.
      Each Indemnification Agreement provides that Reliance will indemnify the indemnitee and hold him or her harmless, to the fullest extent permitted by law, from all amounts which he or she pays or is obligated to pay as a result of claims against him or her arising out of his or her service to Reliance, including derivative claims by or in the right of Reliance. Reliance has agreed to indemnify against the amounts of all damages, judgments, sums paid in settlement (if approved by Reliance, which approval will not be unreasonably withheld), counsel fees, costs of proceedings or appeals, and fines and penalties (other than fines and penalties for which indemnification is not permitted by applicable law) within the scope of the indemnification.
      In addition, Reliance has purchased directors and officers liability insurance for the benefit of its directors and officers.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors and any person who directly or indirectly is the beneficial owner of more than 10% of our Common Stock must file reports of beneficial ownership and any changes in such ownership. The three forms used for reports are: the Form 3, which is an initial statement of beneficial ownership of such securities; the Form 4, which reports changes in beneficial ownership, and the Form 5, which is an annual statement to report changes that have not previously been reported. Each of these forms must be filed at specified times.
      Based solely on our review of such forms and written representations made by certain of such reporting persons, Reliance believes that during the year ended December 31, 2005, all persons have complied with the requirements of Section 16(a).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Ernst & Young LLP has acted as our independent auditors for more than sixty-five years. The Audit Committee and the Board of Directors selected, and our shareholders approved, Ernst & Young LLP to serve as the independent registered public accounting firm for the Company to perform the annual audit of our 2005 financial statements. We paid our independent registered public accounting firm the amounts set forth in the tables below for services provided in the last two years. Audit fees are the aggregate fees for services of the independent registered public accounting firm for audits of our annual financial statements, the audit of management’s assessment of internal control over financial reporting and the independent registered accounting firm’s own audit of our internal control over financial reporting, including testing and compliance with Section 404 of the Sarbanes-Oxley Act, and review of our quarterly financial statements included in our Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters. Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees. Our audit-related fees were paid for accounting consultations, benefit plan audits, due diligence reviews in connection with potential acquisition targets, certain of which were completed, and reviews of our various regulatory filings. We paid tax fees for tax advice, planning and compliance, principally in connection with the preparation of our tax returns, and assistance related to our election of Section 338(h)(10) treatment for certain of our acquisitions and assistance with certain governmental tax audits.

Audit Fees
2005	$1,923,000
2004	$1,891,000
Audit-Related Fees
2005	$125,000
2004	$128,000
Tax Fees
2005	$667,000
2004	$714,000
All Other Fees
2005	$-0-
2004	$-0-
      The Audit Committee approved all of these fees. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the engagement letter and all audit fees set forth in such letter for the independent registered public accounting firm. In addition, the Audit Committee will review proposed audit, audit-related, tax and other services that management desires the independent registered public accounting firm to perform to ensure that such services and the proposed fees related to the services will not impair the independent registered public accounting firm’s independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission. Each quarter the Chief Financial Officer of the Company reports to the Audit Committee what services have been performed and what fees incurred. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to add to, amend or modify the list of services to be provided or the amount of fees to be paid; provided that the Chairman will report any action taken to the Audit Committee at its next scheduled meeting and provided further that the fees involved are reasonably expected to be less than $100,000.
      A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. At the Annual Meeting, the shareholders will be asked to ratify and approve this selection. The Board of Directors recommends that shareholders vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2006. Unless otherwise indicated on your proxy, the proxyholders will vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2006.
OTHER MATTERS
      While management has no reason to believe that any other business will be presented at the Annual Meeting, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      We must receive any shareholder proposals intended to be presented at the 2007 Annual Meeting and included in our proxy materials relating to such meeting not later than December 15, 2006. Such proposals must be addressed to the Secretary of Reliance.
      Reliance will furnish without charge to any shareholder, upon written request directed to the Secretary of Reliance at its address appearing at the top of the first page of this Proxy Statement, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

Yvette M. Schiotis
Secretary
Los Angeles, California
April 14, 2006

APPENDIX A
RELIANCE STEEL & ALUMINUM CO.
AMENDED AND RESTATED
STOCK OPTION AND RESTRICTED STOCK PLAN
      1.     Purpose. The purpose of this Amended and Restated Reliance Steel & Aluminum Co. 2004 Stock Option and Restricted Stock Plan (the “Plan”) is (a) to advance the interests of Reliance Steel & Aluminum Co. (the “Company”) and its shareholders by providing key employees, including officers, of the Company who will be responsible for the long-term growth of the Company’s earnings the opportunity to acquire or increase their equity interests in the Company, thereby achieving a greater commonality of interest between shareholders and employees, and (b) to enhance the Company’s ability to retain and attract highly qualified employees by providing an additional incentive to such employees to achieve the Company’s long-term business plans and objectives.
      2.     Awards. Awards shall be granted in the first quarter of each year and at such other times as the Board of Directors of the Company (the “Board”) and/or the Compensation and Stock Option Committee of the Company may determine appropriate. Awards under the Plan may be granted in the form of (i) incentive stock options (“ISO’s”) as provided in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) non-qualified stock options (“NQSO’s”), or (iii) restricted shares of common stock of the Company (“Restricted Stock”). ISO’s and NQSO’s shall hereinafter be referred to individually as an “Option” and collectively as “Options” in the Plan.
      3.     Administration.

a. Committee. The Plan shall be administered by a committee (the “Committee”) authorized by the Board. The Committee shall consist of not less than three directors of the Company who shall be appointed, from time to time, by the Board, provided that no director who was eligible to participate in the Plan during the then preceding three years shall be appointed as a member of the Committee. At any time that the Company has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only directors who, at the time of service, qualify as “independent directors” under any applicable New York Stock Exchange standards and as “disinterested persons” or “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act shall be members of the Committee.

b. Authority. Subject to the terms and conditions set forth herein, the Committee shall have full and final authority with respect to the Plan (i) to interpret all provisions of the Plan consistent with applicable federal or state law; (ii) to determine the employees who will receive Options or Restricted Stock; (iii) to determine the frequency of grant of Options or Restricted Stock; (iv) to determine the number and type (i.e., ISO’s or NQSO’s) of Options or number of shares of Restricted Stock to be granted to each employee; (v) to determine the price at which the Options may be exercised or Restricted Stock will be valued consistent with the terms of the Plan; (vi) to specify the number of shares subject to each Option or number of shares of Restricted Stock or any combination thereof; (vii) to prescribe the form and terms and conditions of agreements described in Section 3(c), including, but not limited to, any conditions of forfeiture or vesting; (viii) to determine when and how Options may be exercised and the type of consideration that may be used in connection with the exercise; (ix) to determine when and how Restricted Stock may vest or will be subject to forfeiture; (x) to adopt, amend and rescind general and special rules and regulations for the Plan’s administration; and (xi) to make all other determinations necessary or advisable for the administration of the Plan but only to the extent not contrary to or inconsistent with the provisions of the Plan, the corporate governance guidelines adopted by the Company or any applicable laws, rules or regulations. The Board of Directors as a whole (other than any director being granted Options or Restricted Stock) shall make the final determination regarding any proposed award of Options or Restricted Stock. Any action of the Board of Directors or the Committee shall be by majority vote. Any action of the Board of Directors shall be final, conclusive and binding on all persons, including the Company and its subsidiaries and shareholders, Participants and persons claiming rights from or through a Participant.

c. Agreements. The terms and conditions of each Option or of each Restricted Stock award granted to any employee of the Company (“Participant”) shall be provided in an agreement (individually, the “Agreement” or, collectively, the “Agreements”) which shall be signed by the Company and the Participant at the time of grant or award. Such terms and conditions shall be consistent with the provisions of the Plan.

      4.     Eligibility.

a. Employees. The Committee from time to time shall determine and recommend to the Board those officers and other key employees of the Company (including key employees of any subsidiary which now exists or may hereafter be acquired or created) (individually, “Participant” or, collectively, “Participants”) to whom Options shall be granted or to whom Shares of Restricted Stock shall be awarded (the “Restricted Shares”) and the number of Shares (as defined below) to be optioned or awarded to such Participant. No director, outside consultant, or other independent contractor who is not an employee of the Company or a subsidiary shall be eligible to receive Options or Restricted Stock under the Plan.

b. Number Granted. In determining the number of Options or Restricted Shares to be granted or awarded to any Participant, the Committee shall consider, among other things, the annual remuneration received by the Participant from the Company, the importance of the Participant’s duties on behalf of the Company, the Participant’s performance of such duties, the Company’s performance and other relevant factors. The recommendations of the Committee shall be subject to the approval of the Board. Upon such approval, the appropriate officers of the Company are hereby authorized to execute and deliver the Options in the name of the Company.
      5.     Shares Subject to Plan. Subject to adjustments as provided in Sections 9c and 12 hereof, the aggregate number of shares of common stock of the Company (“Shares”) as to which Options may be granted and Restricted Stock awarded under the Plan shall not exceed 5,000,000 Shares. If an Option granted hereunder shall expire or terminate, or if Restricted Shares awarded hereunder are forfeited, for any reason without having been fully exercised or becoming vested, as applicable, then the Shares covered by the unexercised portion of such Option or the forfeited Restricted Shares shall be available under and for any purposes of the Plan.
      6.     Allotment of Shares. Following adoption of the Plan by the Board, the Board may, in accordance with the recommendations of the Committee and the provisions of the Plan, grant Options to purchase Shares, subject to approval of the Plan in accordance with Section 12g no later than at the Company’s 2004 annual shareholders meeting and may award Restricted Shares, subject to approval of the Plan in accordance with Section 12g no later than at the Company’s 2006 annual shareholders meeting.
      7.     Prices. The Committee shall determine the price per Share at which each Option granted under the Plan may be exercised (“Option Price”) or each Restricted Share shall be valued in accordance with the following:

a. ISO’s. The Option Price at which each ISO granted under the Plan may be exercised shall not be less than one hundred per cent (100%) of the fair market value of a Share at the time such ISO is granted. In the case of an Participant who owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company at the time an ISO is granted, the Option Price for such ISO shall not be less than 110% of the fair market value of the Shares at the time the Option is granted.

b. NQSO’s. The Option Price at which each NQSO granted under the Plan may be exercised shall not be less than one hundred per cent (100%) of the fair market value of a Share at the time the NQSO is granted.

c. Restricted Stock. The value of each Restricted Share awarded under the Plan shall not be less than one hundred per cent (100%) of the fair market value of a Share at the time of the award.

d. Fair Market Value. The fair market value of the Company’s common stock shall be determined as follows:

i. If the Company’s common stock is not publicly traded the fair market value shall be an amount determined by the Committee to be the price at which the Shares could reasonably be expected to be sold in an arm’s length transaction giving due consideration to such factors as recent transactions involving Shares, the Company’s actual and projected earnings, the value of the Company’s assets, any appraised valuation of the Shares, and such other factors as the Committee deems pertinent to determining fair market value.

ii. If the Company’s common stock is listed on a national securities exchange or the high and low prices are reported by NASDAQ at the time of any grant or award under the Plan, then the fair market value of a Share shall be the closing price of a Share on such exchange on the business day immediately preceding the date such Option is granted or Restricted Shares awarded or the average of the highest and lowest selling prices as reported by NASDAQ on the date such Option is granted or Restricted Shares awarded or, if there were no sales on said date, then on the next prior business day on which there were sales. If the Company’s stock is traded other than on a national securities exchange or the high and low selling prices are not reported on NASDAQ at the time an Option is granted or Restricted Shares awarded, then the fair market value of a Share shall be the average between the bid and asked price of a Share on the date of such grant or award as reported on NASDAQ, if available.
      8.     Expiration Periods. An Option granted under the Plan shall terminate, and the right of the Participant (or the Participant’s estate, personal representative, or beneficiary) to purchase Shares upon exercise of the Option shall expire on the date which is established by the Committee or the Board, but no more than ten (10) years from the date of grant (the “Termination Date”). The Committee may establish vesting requirements and forfeiture provisions for any Restricted Stock granted to Participants and may establish different vesting or forfeiture dates; provided that each restriction period shall be not less than twelve (12) months or more than five (5) years (“Forfeiture Date(s)”).
      9.     Exercise of Options; Vesting of Restricted Shares.

a. By a Participant During Continuous Employment.

i. No Option may be exercised, in whole or in part, and no Restricted Shares shall vest, for a period of one year after the date of the grant of such Option or the award of such Restricted Stock. If the Participant’s employment with the Company terminates for any reason during that year, the Option shall remain unexercisable and immediately terminate and the Restricted Shares shall automatically be forfeited.

ii. Every Option shall be exercisable during the second year from its date of grant, to the extent of all or any part of one-fourth of the optioned Shares; during the third year from its date of grant it shall be exercisable to the extent of all or any part of one-half of the optioned Shares, less the number of Shares that have been acquired under the Option during the second year; during the fourth year from its date of grant it shall be exercisable to the extent of all or any part of three-fourths of the optioned Shares, less the number of Shares that have been acquired under the Option during the second and third years; and during the remainder of the term of the Option it shall be exercisable, in whole or in part, for the full number of optioned Shares, less the number that have been acquired under the Option during the second, third and fourth years; provided that the Participant is an employee of the Company or a subsidiary at the time of the exercise or the Participant’s representative is entitled to exercise the Option as set forth herein.

iii. A Participant who has been continuously employed by the Company or a subsidiary or a combination thereof since the date of grant is eligible to exercise all Options which are then exercisable up to the Termination Date of such Options or to become vested in all Restricted Shares awarded, subject to satisfaction or fulfillment of the conditions established therein. The Committee will decide in each case, subject to the limitations set forth in Section 422 of the Code applicable to ISO’s, to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed for this purpose interruptions of continuous employment.

b. Black-out Periods. No Option may be exercised during any black-out period established by the Committee. No Participant may exercise any Option within the five business days before a dividend record date. No officer of the Company may exercise any Option without obtaining the consent of the Chief Executive Officer or the General Counsel of the Company at least one business day before the exercise.

c. Termination of Employment. Every Option shall expire or Restricted Share shall be forfeited on the earlier to occur of (i) the Termination Date set forth in the Option or the Forfeiture Date(s) set forth in the Restricted Stock if the conditions established therein have not been satisfied, as applicable, or (ii) three months after the cessation of the Participant’s employment with the Company or any subsidiary under any circumstances (except for a transfer of employment between the Company and a subsidiary), unless such cessation was occasioned by death or disability within the meaning of Section 22(b)(3) of the Code (“total disability”) of the Participant; and, if the Option is exercised after such cessation of employment, may be exercised only in respect of the number of Shares which the Participant could have acquired under the Option by the exercise thereof immediately prior to such cessation of employment, or (iii) if, within three months after the cessation of the Participant’s employment with the Company, for any reason, the Company determines that one or more conditions of the Restricted Stock were fulfilled prior to such cessation of employment, that portion of the Restricted Shares subject to such condition(s) shall be deemed to have vested prior to the cessation of employment. In the event of (1) the cessation of employment by reason of death or total disability of a Participant or (2) the death of a Participant within three months following the cessation of his or her employment, any Option theretofore granted may be exercised within one year after the date of cessation of employment by reason of total disability or within one year after the date of death by any beneficiary designated by the Participant to the Company in writing, by the Participant’s estate or the executor thereof or by the person or persons to whom the Participant’s rights under the Option shall pass by will or the laws of descent and distribution or by the custodian or guardian of the estate, but only in respect of the number of Shares which the Participant could have acquired under the Option by the exercise thereof immediately prior to such cessation of employment. Notwithstanding the foregoing, the Option may not be exercised after the Termination Date and the Restricted Shares shall not vest if the condition(s) to vesting have not been met on or before the Forfeiture Date(s).

d. Termination of Options. An Option granted under the Plan shall be considered terminated, in whole or in part, to the extent that, in accordance with the provisions of the Plan, it can no longer be exercised for Shares originally subject to the Option.

e. Forfeiture of Restricted Shares. Any Restricted Shares awarded under the Plan shall be forfeited, in whole or in part, to the extent that the conditions to vesting have not been satisfied or fulfilled on or before the applicable Forfeiture Date(s).

f. Persons Subject to Section 16 of the Exchange Act. Participants who are subject to Section 16 of the Exchange Act are hereby advised that, to rely on Rule 16b-3, the Participant may be required to hold any equity security of the Company acquired upon exercise of an Option by such person for at least six months after the date of grant of the Option.
      10.     Manner of Exercise and Payment for Options.

a. Manner of Exercise. An Option granted pursuant to the Plan may be exercised, subject to provisions relating to its termination, from time to time, only by (i) written notice of intent to exercise the Option with respect to a specified whole number of Shares; (ii) payment to the Company in a manner permitted by Section 10b (contemporaneously with delivery of each such notice) of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised; and (iii) if the Company shall so require, written representation, in form and substance satisfactory to the Company, that the Shares received upon exercise of the Option are being acquired for investment. Each such notice, payment and representation shall be delivered to the Secretary of the Company or mailed by registered or certified mail or sent by facsimile or commercial courier, addressed to the Secretary of the

Company at the Company’s executive offices at 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071, from time to time, until the total number of Shares then subject to the Option has been purchased or the Option has expired by its terms. No Shares shall be delivered pursuant to the exercise of any Option until registered or qualified for delivery under those securities laws and regulations as may be applicable thereto, in the Committee’s judgment, unless the Committee determines that an exemption from such laws is available.

b. Form of Payment. The Participant shall pay for the Shares concurrently with the exercise of the Option, but in no event later than three business days after such exercise; provided that payment must be received by the Company prior to the Termination Date. Payment for Shares pursuant to exercise of an Option shall be made in cash, by wire or electronic transfer, by check, or by any form of “cashless” exercise that the Committee deems acceptable under applicable securities laws. If Shares previously acquired by exercise of an Option granted under the Plan are used for payment, such Shares shall be added back to the number of Shares available for grant under the Plan in accordance with the provision of Section 5.

c. Limitations on Exercise. In the case of Options intended to be ISO’s, the aggregate fair market value, determined as of the date of grant, of the Shares as to which such Options are exercisable for the first time by a Participant shall be limited to $100,000 per calendar year.

      11.     Restricted Stock Award.

a. Vesting Conditions. Upon an award of Restricted Stock, the Committee may establish certain employment conditions or performance goals to be met before the Restricted Stock, or any portion thereof, shall vest in the Participant. If these employment conditions or performance goals are not met within the time specified in the Restricted Stock Agreement, the Participant shall forfeit any right to the Restricted Stock or that portion of the Restricted Stock subject to such restriction.

b. Shareholder Rights. Except as specifically restricted under the terms of the Plan or any Restricted Stock Agreement related to the award of Restricted Stock, a Participant awarded Restricted Stock shall have all the rights of a shareholder of the Company, including, without limitation, the right to vote the Restricted Stock and to receive dividends on the Restricted Stock unless and until the Participant forfeits his or her right to the Restricted Stock by failure to meet the conditions set forth in the Restricted Stock Agreement.

c. Certificate. Any stock certificate issued with respect to the shares of Restricted Stock shall be registered in the name of the Participant but shall be held by the Company for the account of the employee until the Forfeiture Date.

d. Forfeiture. In the event that (i) the Participant’s employment with the Company is terminated for any reason or (ii) the Board of Directors determines that the Participant has violated the Company’s Code of Conduct or (iii) the conditions are not satisfied or fulfilled by the specified Forfeiture Date(s), the Participant shall forfeit all Restricted Stock that has not previously vested, subject to Section 9 above. If the Participant attempts to transfer any Restricted Shares, whether voluntarily or involuntarily, other than in compliance with the Plan, such Restricted Shares shall be automatically forfeited, if not vested, and such attempted transfer shall be deemed to be null and void.

e. Cancellations of Certificates. All stock certificates evidencing forfeited Restricted Stock shall be deemed to be null and void and shall be cancelled. If any stock certificate evidences both forfeited Shares of Restricted Stock and vested Shares of Restricted Stock, the Participant shall return such stock certificate to the Company and the Company shall cancel that certificate and issue a new certificate representing the vested Shares of Restricted Stock. The Company shall not be obligated to issue a new certificate unless and until the original stock certificate has been returned to the Company.
      12.     Other Provisions.

a. Adjustments.

i. Adjustment of Shares. In the event that the Company’s outstanding shares of common stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company or another corporation by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares, issuance or exercise of warrants or rights, the Committee shall make an appropriate and equitable adjustment in the number and kind of Shares subject to outstanding Options, or portions thereof then unexercised, the number and kind of Restricted Shares, or portions thereof unvested, and the number and/or kind of Shares subject to the Plan so that after such event the proportional number or type of Shares subject to the Plan and the Participant’s right to a proportionate interest in the Company shall be maintained as before the occurrence of such event. Such adjustment in an outstanding Option shall be made without change in the total price applicable to the Option or the unexercised portion of any Option (except for any change in the total price resulting from rounding-off Share quantities or prices) and with any necessary corresponding adjustment in Option Price or Restricted Stock valuation per Share. In addition, the Committee, shall provide for such adjustments to the Plan or any Option granted or Restricted Stock awarded hereunder as it shall deem appropriate to prevent the reduction or enlargement of rights, including adjustments in the event of changes in the outstanding common stock by reason of mergers, consolidations, combinations, exchanges of shares, separations, reorganizations, liquidations, issuance or exercise of warrants or rights and the like in which the Company is not the sole surviving successor to the assets or business of the Company. In the event of any offer to holders of common stock generally relating to the acquisition of their shares, the Board shall make such adjustments as it deems equitable in respect of outstanding Options or Restricted Stock. Any adjustments made by the Board shall be final and binding upon all Participants, the Company and all other interested persons.

ii. Modification of ISO’s. Notwithstanding the foregoing, any adjustments made with respect to ISO’s shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a “modification” of such ISO’s (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISO’s. If the Committee determines that such adjustments made with respect to ISO’s would constitute a modification of such ISO’s, it may refrain from making such adjustments.

b. Non-Transferability. No Option granted or unvested Restricted Shares awarded under the Plan shall be transferable other than upon death to the designated beneficiary or by will or the laws of descent and distribution, subject to Section 9 above. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Option or Restricted Stock other than as permitted in the preceding sentence shall give no right to the purported transferee. An Option may be exercised only by the Participant and the Restricted Stock shall be vested only in the Participant, except as provided in Section 9.

c. Compliance with Law and Approval of Regulatory Bodies. No Option shall be exercisable and no Shares shall be delivered under the Plan and no Restricted Stock shall vest except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with the rules of all domestic stock exchanges on which the Company’s shares may be listed. Any certificate issued to evidence Shares for which an Option is exercised or Restricted Shares shall bear such legends and statements as the Board deems advisable in order to assure compliance with federal and state laws and regulations. No Option shall be exercisable and no Shares shall be delivered under the Plan or Restricted Stock awarded or vested until the Company has obtained consent or approval from such regulatory bodies, federal or state, having jurisdiction over such matters as the Board may deem advisable.

d. No Right to Employment. Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, shall confer upon any participant under the Plan any right to continue in the employ of the Company or a subsidiary or shall in any way affect the right and power of the Company or a subsidiary to terminate the employment of any Participant under the Plan at any time with or without assigning a reason therefor.

e. Tax Withholding. The Participant has the responsibility to pay to the Company, concurrently with the exercise of any Option or the issuance of any Restricted Stock, any federal, state or local taxes of any kind required by law to be withheld with respect to such exercise or award. The Board shall have the right, but not the obligation, to deduct from the delivery of Shares under the Plan pursuant to the exercise of an Option, any such federal, state or local taxes of any kind required by law to be withheld with respect to such exercise or to take such other action as may be necessary in the opinion of the Board to satisfy all obligation for the payment of such taxes. If Shares which would otherwise be delivered are used to satisfy tax withholding, such Shares shall be valued based on the fair market value as of the date the tax withholding is required to be made. It shall be the Participant’s responsibility to obtain tax advice as to whether to make any available election with respect to taxes payable on Restricted Stock.

f. Amendment and Termination.

i. The Board may at any time suspend, amend or terminate the Plan, and, without limiting the foregoing, the Board shall have the express authority to amend the Plan from time to time with or, subject to the requirements of the following paragraph, without approval by the shareholders, in the manner and to the extent that the Board believes is necessary or appropriate in order to cause the Plan to conform to provisions of Rule 16b-3 under the Exchange Act and any other rules under Section 16 of the Exchange Act, as any of such rules may be amended, supplemented or superseded from time to time. Except for adjustments made in accordance with Section 12a, the Board may not alter or impair any Option previously granted under the Plan. No Option may be granted during any suspension of the Plan or after termination thereof.

ii. In addition to Board approval of an amendment, if the amendment would: (i) materially increase the benefits accruing to Participants; (ii) increase the number of Shares deliverable under the Plan (other than in accordance with the provisions of Section 12a; or (iii) materially modify the requirements as to eligibility for participation in the Plan or if applicable rules of the Securities and Exchange Commission, any national securities exchange on which the Company’s securities are listed or NASDAQ so require, then such amendment shall be approved by the holders of a majority of the Company’s outstanding capital stock represented and entitled to vote at a meeting held for the purpose of approving such amendment to the extent required by Rule 16b-3 of the Exchange Act.

g. Effective Date of the Plan. The Plan became effective with respect to Options upon its adoption by the Board and its approval by a vote of a majority of the shares represented at the 2004 annual meeting of the shareholders of the Company. Options may be granted under the Plan prior to approval of the Plan by the shareholders, but no Option may be exercised until after the Plan has been so approved by the shareholders. The Plan shall become effective with respect to Restricted Stock upon its adoption by the Board, subject to approval of the Plan by written consent of holders of a majority of the outstanding shares of common stock or a vote of a majority of the shares represented at the 2006 annual meeting of the shareholders of the Company. Restricted Stock may be awarded under the Plan prior to approval of the Plan by the shareholders, but no Restricted Stock may vest until after the Plan has been so approved by the shareholders.

h. Duration of the Plan. Unless previously terminated by the Board, the Plan shall terminate at the close of business on December 31, 2013, and no Option shall be granted under it thereafter, but such termination shall not affect any Option theretofore granted.

i. Use of Proceeds. The proceeds received by the Company from the sales of Shares upon exercise of Options under the Plan shall be used for general corporate purposes.

j. Use of Certain Terms. The term “subsidiary” shall have the meaning ascribed to it in Section 424 of the Code and unless the context otherwise required, the other terms defined in Sections 421, 422 and 424, inclusive, of the Code and regulations and revenue rulings applicable thereto, shall have the meanings attributed to them therein.

k. Governing Law. The law of the State of California will govern all matters relating to the Plan except to the extent it is superseded by the laws of the United States.

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Annual Meeting Proxy Card	123456	C0123456789	12345

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold

01 — Joe D. Crider	☐	☐	04 — Mark V. Kaminski	☐	☐

02 — Thomas W. Gimbel	☐	☐	05 — Gregg J. Mollins	☐	☐

03 — David H. Hannah	☐	☐

B	Issues
The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	Ratify and approve the Amended and Restated Stock Option and Restricted Stock Plan to allow grants of either stock options or restricted stock to key employees.	☐	☐	☐
		For	Against	Abstain
3.	Ratify Ernst & Young LLP as the independent registered public accounting firm to perform the annual audit of our 2006 financial statements.	☐	☐	☐
		For	Against	Abstain
4.	In their discretion on such other matters as may properly come before the meeting.	☐	☐	☐

Mark box at right if an address change or comments has been noted on the reverse side of this card.				☐

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
Signature 1 — Please keep signature within the box
Signature 2 — Please keep signature within the box
Date (mm/dd/yyyy)

0 0 9 0 0 5 1	1 U P X	C O Y

Proxy - Reliance Steel & Aluminum Co.

Proxy Solicited on Behalf of the Board of Directors of the
Company for Annual Meeting of Shareholders on May 17, 2006
The undersigned hereby constitutes and appoints, and/or instructs Union Bank of California N.A., as trustee of the Employee Stock Ownership Plan, to appoint, and/or instructs Fidelity Management Trust Company, as trustee of the Reliance Steel & Aluminum Co. Master 401(k) Plan, to appoint Douglas M. Hayes and Franklin R. Johnson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 am on Wednesday, May 17, 2006, at the City Club on Bunker Hill, 333 South Grand Avenue, 54th Floor, Wells Fargo Center, Los Angeles, California 90071 and at any adjournments thereof, on all matters coming before said meeting.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. The Board of Directors recommends voting FOR all Nominees in item 1 and FOR items 2, 3, and 4. The Proxy Committee cannot vote your shares unless you sign and return this card.
Additionally, you may choose to receive future Annual Meeting materials (annual report, proxy statement and proxy card) on-line. By choosing to receive materials on-line, you help support Reliance Steel & Aluminum Co. in its efforts to control printing and postage costs.
If you choose the option of electronic delivery and voting on-line, you will receive an e-mail before all future annual or special meetings of shareholders, notifying you of the website containing the Proxy Statement and other materials to be carefully reviewed before casting your vote. To enroll to receive future proxy materials on-line, please go to www.econsent.com/RS.

Address Change

Comments

Telephone and Internet Voting Instructions
You can vote by telephone OR the Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 17, 2006.
THANK YOU FOR VOTING